Putnam Dynamic Asset Allocation Balanced Fund
3/31/18 Semi Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  10,141
Class B	  225
Class C	  1,200
Class M	  121

72DD2 (000s omitted)

Class P   1,859
Class R	  209
Class R5  93
Class R6  2,206
Class Y	  3,511


73A1

Class A	  0.112
Class B	  0.053
Class C	  0.057
Class M	  0.070

73A2

Class P   0.142
Class R	  0.093
Class R5  0.133
Class R6  0.140
Class Y	  0.132

74U1  (000s omitted)

Class A	  92,181
Class B	  4,238
Class C	  21,735
Class M	  1,790

74U2  (000s omitted)

Class P   13,408
Class R	  2,443
Class R5  701
Class R6  17,245
Class Y	  25,598

74V1

Class A	  14.94
Class B   14.88
Class C   14.53
Class M	  14.91

74V2

Class P   14.98
Class R   14.82
Class R5  14.97
Class R6  14.97
Class Y	  14.97


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.